Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-1

Exxel Pharma Inc

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Secondary Offering by Selling Shareholders Common Stock, no par	(1)	457(a)	476,149	$0.74	$352,350.26	0.0001531	$53.94

Total Offering Amounts:							$352,350.26		53.94
Total Fees Previously Paid:									0.00
Total Fee Offsets:									0.00
Net Fee Due:									$53.94

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Offering Note(s)

(1)	The offering reflects the number of shares of common stock that the selling shareholders may offer for resale from time to time pursuant to this registration statement. Pursuant to Rule 416 under the Securities Act of 1933, this registration statement also covers any additional number of shares of common stock issuable upon stock splits, stock dividends, dividends or other distributions, recapitalizations or similar events with respect to the shares of common stock being registered pursuant to this registration statement.

The Proposed Maximum Offering Price per share and the Estimated Proposed Maximum Aggregate Offering Price were based off of an assumed offering price of $0.74 per share, or the most recent price that the same class of securities were sold to investors for cash in accordance with Rule 457.